EXHIBIT 10.32

February 20, 2004

Mr. Rob Goff

113 Jerdone Place

Yorktown, VA 23692

Re:        Offer of Promotion

Dear Rob,

We are pleased to offer you a promotion with Alion Science and Technology Corporation (“Alion” or the “Company”) as Senior Vice President, Sector Manager reporting to Bahman Atefi, Chairman and CEO. Your salary for this full-time position will be $ 9,423.08 bi-weekly, which amounts to $245,000 per annum (the “Annual Base Salary”), effective February 14, 2004 (the “Effective Date”). You will be eligible to receive a company-leased automobile under our Auto Lease Policy. This is equivalent to a maximum of approximately $1,000 a month. You are also eligible to receive other executive benefits under our policies for:

•	Tax Preparation Subsidy

•	Physical Fitness Membership Subsidy

•	Annual Health Physical Subsidy

All Alion’s Core and Optional Employee Benefits remain the same. In addition, you and the Company agree to the following additional terms, with any reference to you to mean “Employee”:

1.	Severance.

          A. If, within two (2) years from the Effective Date, the Company terminates Employee’s employment without Cause (as defined below), the Company shall make a lump-sum severance payment to Employee equal to one year of Annual Base Salary as of the Date of Termination as defined below. There will be no further rights to any further compensation or benefits. In the event that Employee is terminated for Cause, Employee will not be entitled to any severance or other benefits upon termination other than those accrued benefits provided to employees pursuant to existing Company policy.

          B. For purposes of this letter, “Cause” is defined as the occurrence of one of the following: (i) Employee’s material violation of Company policy or any violation of the Company’s Code of Ethics, Conduct and Responsibility; (ii) any act, failure to act, series of acts or failures to act, or course of conduct on Employee’s part constituting reckless, willful, or criminal misconduct in the performance of your duties; (iii) any failure to perform, or gross negligence or incompetence in the performance of, Employee’s duties; or (iv) Employee’s commission of a crime involving conversion, misappropriation, larceny, theft, fraud, dishonesty, embezzlement, moral turpitude or any other felony, regardless of whether such crime involves the Company.

2.	Change of Control Benefits.

          In the event of a Change of Control, as defined in Section 4 below, if Employee meets the Eligibility Requirements set forth in Section 3 below, the Company’s successor or assign shall pay Employee, in lieu of any severance benefits described above, a lump sum amount equal to the amount of Employee’s Annual Base Salary as of the Date of Termination as defined below (the “Change of Control Benefits”). There will be no further rights to any further compensation or benefits.

     3. Eligibility for Change of Control Benefits. If Employee terminates employment with any successor or assign (or any of their respective affiliates) of the Company at any time during the twenty four (24) month period beginning on the effective date of a Change in Control (the “Protection Period”), he shall be entitled to the Change of Control Benefits described in Section 2. If during the Protection Period, Employee terminates his employment for Good Reason (as defined below) by delivering to the successor or assign of the Company (or its respective affiliate), as applicable, each no later than thirty (30) days after learning of the occurrence of an event constituting Good Reason: (i) a Preliminary Notice of Good Reason (as defined below); and (ii) a Notice of Termination (as defined below); Employee shall have the right, in his sole and reasonable discretion, to receive Change of Control Benefits. For purposes of this letter, the following terms shall have the respective meanings:

          A. “Good Reason” shall only result upon the occurrence, without Employee’s prior written consent, of one or more of the following events, as determined by Employee in good faith, during the Protection Period: (i) Employee’s authority or responsibility has materially diminished as compared to Employee’s authority and responsibility in effect immediately prior to a Change in Control; (ii) Employee has been assigned permanent duties inconsistent with his position, responsibility and status with the Company immediately prior to the Protection Period; (iii) there has been an adverse change in Employee’s title or office as in effect immediately prior to the Protection Period; (iv) Employee’s base pay or incentive compensation has been reduced; or (v) Employee’s principal work location is more than ten (10) miles away from the principal work location as immediately prior to the Protection Period; provided, however, that “Good Reason” shall not include (x) acts not taken in bad faith that are cured by the Company’s successor or assign in all respects, including without limitation restoration of all back pay and incentive compensation through the Termination Date, not later than thirty (30) days from the date of receipt by the successor or assign of the Company (or its respective affiliate), as applicable, of a written notice from Employee identifying in reasonable detail the act or acts constituting “Good Reason” in a “Preliminary Notice of Good Reason”, or (y) acts for which Employee does not provide a Preliminary Notice of Good Reason within thirty (30) days of learning of the occurrence of the event constituting Good Reason.

          B. “Notice of Termination” shall mean a notice that indicates in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment.

          C. “Termination Date” shall mean the date specified in the Notice of Termination for termination of Employee’s employment under this Agreement.

     4. Change in Control. For the purposes of this letter, a “Change of Control” shall mean and shall be effective upon the closing date of: (i) the dissolution or liquidation of the Company; (ii) the merger or consolidation of the Company with any other corporation, foundation, association or other entity; (iii) the amendment of the Company’s corporate documents to grant a party other than the Company’s Employee Stock Ownership Plan, the right to designate, elect or remove a majority of the Company’s voting directors; or (iv) the transfer to another corporation, foundation, association or other entity in a sale, lease, exchange or other similar transfer (in a single transaction or in a series of related transactions) of all or substantially all of the assets of the Company.

By our mutual signatures below, you and the Company agree to the terms of this letter.

We look forward to continue success. If you have any questions, please call me at (703-269-3487).

Yours very truly,

By:	/s/	Katherine C. Madaleno

Name:		Katherine C. Madaleno

Title:		Corporate Vice President
Director of Human Resources

I accept this offer of employment and agree to the above terms.

Date:		February 20, 2004

By:	/s/	Leroy R Goff III

Name:		Leroy R. Goff III